EXHIBIT 5


                                May 31, 1995


The Promus Companies Incorporated
1023 Cherry Road
Memphis, TN 38117

     Re:  Common Stock, Par Value $0.10 Per Share of The
          Promus Companies Incorporated (the "Company")
          ---------------------------------------------

Ladies and Gentlemen:

          I am General Counsel of the Company. At your request, I have examined the Form S-8 Registration Statement (the "Registration Statement") which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of Common Stock, par value $0.10 per share (the "Shares"), issuable pursuant to the Company's 1990 Stock Option Plan, as amended as of April 5, 1995 (the "Stock Option Plan").

          The Shares will be issued under the Stock Option Plan in accordance with the terms of said Plan. I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Stock Option Plan. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Stock Option Plan and delivery and payment therefor of consideration set forth in the Delaware General Corporation Law at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

                                   Very truly yours,

                                   /s/ E. O. ROBINSON, JR.

                                   E. O. Robinson, Jr.
                                   Senior Vice President, General Counsel
                                   and Secretary


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